EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
by and among
WILFORD & GESKE, PROFESSIONAL ASSOCIATION,
a Minnesota professional corporation,
LAWRENCE A. WILFORD, and
JAMES A. GESKE
AND
AMERICAN PROCESSING COMPANY, LLC,
a Michigan limited liability company
February 22, 2008

i

ii

DEFINED TERMS

Page
Agreement	1
Assumed Contracts	2
Assumed Liabilities	3
Audited Pro Forma Financial Statements	9
Bill of Sale	5
Business	1
Buyer	1
Buyer Indemnified Party	28
CAN-SPAM Act	13
Claim Notice	30
COBRA	15
Commercial Software	13
Computer System	14
Confidential Information	34
Defense Counsel	30
Defense Notice	30
Direct Claim	31
Employee Benefit Plans	14
Employment Agreements	25
Environmental and Safety Requirements	20
Excluded Liabilities	4
Financial Statements	9
Geske	1
Hazardous Materials	20
Indemnified Party	30
Indemnifying Party	30
Insurance Policies	17
Liens	1
Listed Proprietary Rights	12
Losses	28
Most Recent Financial Statements	9
Plan Affiliate	16
Proprietary Rights Licenses	13
Purchase Price	5
Purchased Assets	1
Real Property Leases	11
Required Contract Consents	11
Restricted Parties	33
Restricted Party	33
Restricted Period	33
Seller	1
Seller Guaranty	46
Seller Indemnified Party	29
Seller License	12
Seller Owned Proprietary Rights	12
Sublease Agreement	25
Territory	34
Third Party Claim	30
Third Party Licenses	12
Third Party Marks	13
Third Party Proprietary Rights	12
Transferred Employees	35
WARN Act	16
Wilford	1

iii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 22, 2008, is by and among Wilford & Geske, a Minnesota professional association (the “Seller”), Lawrence A. Wilford, individually (“Wilford”), and James A. Geske, individually (“Geske”), and American Processing Company, LLC, a Michigan limited liability company (the “Buyer”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 8.12.
RECITALS
     A. In support of the Legal Services provided to its clients, the Seller has been providing foreclosure, bankruptcy and eviction processing and related services to its clients (the “Business”).
     B. The Seller desires to sell and assign to the Buyer, and the Buyer desires to purchase from the Seller, all of the Purchased Assets (as hereinafter defined), upon the terms and conditions set forth below.
     C. Wilford and Geske are all of the owners of the Seller.
AGREEMENT
     In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Transfer of Assets.
          (a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver to the Buyer, free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature (“Liens”), and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):
               (i) Movable/Tangible Personal Property. All equipment and machinery, furniture, computer hardware and printers, office furniture and equipment of Seller listed on Schedule 1.1(a)(i);
               (ii) Intangible Assets. A fully-paid, perpetual, fully transferable (in whole or in part) non-exclusive license (which license is created hereby and granted hereunder) to use all “know how,” production methods and techniques of the Seller relating solely to the Business (the “Intangible Assets”);

               (iii) Assumed Contracts. All rights and benefits that the Seller may have under the Contracts used primarily in connection with the operation of, or related to, the Business, listed on Schedule 1.1(a)(iii) (the “Assumed Contracts”);
               (iv) Assumed Proprietary Rights. A fully-paid, perpetual, fully transferable (in whole or in part) non-exclusive limited license (which license is created hereby and granted hereunder) of the Proprietary Rights used by the Seller primarily in connection with the operation of, or related to, the Business and listed on Schedule 1.1(a)(iv) (the “Assumed Proprietary Rights”) (the Buyer acknowledges and agrees that the Assumed Proprietary Rights shall not include any assets described in Section 1.1(b) and that such license is limited solely to the use by Buyer of the Assumed Proprietary Rights in connection with providing mortgage default support services to Seller pursuant to the Services Agreement);
               (v) Records. All records and files (in all media) of the Seller used solely in connection with the operation of the Purchased Assets and all employment records with respect to the Transferred Employees;
               (vi) Claims. All causes of action, claims, warranties, guarantees, refunds (other than Tax refunds), covenants, indemnities and the like, all rights of recovery and set off of every kind and character of the Seller related solely to the Purchased Assets, except to the extent such amounts reimburse the Seller for amounts it has paid for the repair or restoration of the Purchased Assets prior to the Closing; and
               (vii) Goodwill. All goodwill associated with the Business and the Purchased Assets.
          (b) Excluded Assets. Notwithstanding the foregoing, all of Seller’s assets other than the Purchased Assets are retained by the Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”), including, but not limited to, the following:
               (i) Records. The Seller’s formal corporate records, including governing documents, client files, minute books, stock books and other records having exclusively to do with the corporate organization of the Seller and all of the Seller’s Tax Returns and all other records of the Seller not included in the Purchased Assets;
               (ii) Securities. All of the capital stock of the Seller;
               (iii) Agreement Rights. The Seller’s rights pursuant to or under this Agreement and the Transaction Documents;
               (iv) Receivables. All notes and accounts receivable of the Seller and all other evidences of indebtedness of any Person held by the Seller, including all trade and other accounts and moneys receivable and all rights of the Seller to reimbursement by Clients for services provided to the Seller by third-party vendors and all other client costs advanced by Seller (the “Accounts Receivable”);

               (v) Cash and Marketable Securities. All cash, cash equivalents, bank accounts and marketable securities of the Seller;
               (vi) Intangible Assets & Proprietary Rights. Subject to the licenses granted to the Buyer pursuant to Sections 1.1(a)(ii) and (iv), the Seller’s right, title and interest in and to its Intangible Assets and its Proprietary Rights. Subject to the conditions of this Agreement, the Seller shall also retain all rights in all telephone numbers, tradenames, trademarks, domain names, websites, and email addresses currently held by Seller;
               (vii) Employee Benefit Plans. Each Employee Benefit Plan and all moneys, rights and other assets (including any insurance policy, annuity contract or trust) maintained under, pursuant to, or in direct connection with, any Employee Benefit Plan, including the right to receive refunds from any such plans;
               (viii) Tax Assets. Any Tax deposits, Tax refunds, or any prepaid Taxes of the Seller;
               (ix) Contracts not Assumed. All rights and benefits that the Seller may have in any Contracts that are not Assumed Contracts;
               (x) Insurance. All Insurance Policies under which the Seller is the owner and/or named insured;
               (xi) Deposits. The Seller’s deposits for utility and/or other services; for leases and other such deposits; and
               (xii) Other Assets. All other assets of the Seller of whatever type or nature.
     1.2 Assumption of Liabilities.
          (a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer shall assume and agree to perform, pay and discharge when due all liabilities and obligations of the Seller that arise in connection with events or conditions that occur, and are to be performed, after the Effective Time under any Assumed Contract; provided, however, that the Buyer shall not assume (A) any liabilities or obligations arising out of any breach prior to the Effective Time by the Seller of any provision of any Assumed Contract and (B) any penalties arising prior to the Effective Time (collectively, the “Assumed Liabilities”). In addition, the parties agree that the Assumed Liabilities shall include the liabilities of the Seller in connection with the accrued and unpaid vacation and sick time of the Transferred Employees arising from periods prior to the Closing to the extent such amounts are set forth on Schedule 1.2(a) hereto (such amount, the “Accrued Amount”).
          (b) Excluded Liabilities. Notwithstanding any disclosures made to the Buyer or its agents in the conduct of their due diligence investigations of the Seller, the Business and the Purchased Assets and further notwithstanding any matters disclosed on any Schedules hereto, the Buyer shall not assume any of the liabilities of the Seller other than the Assumed Liabilities. The Buyer shall not be or become liable for any claims, demands, liabilities or obligations other than the Assumed Liabilities and the Buyer shall purchase the Purchased Assets free and clear of all Liens. Without limiting the foregoing, the Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, accrued or unaccrued, direct or indirect, choate or inchoate, perfected or unperfected, liquidated or unliquidated, of the Seller other than the Assumed Liabilities (such retained amount, the “Excluded Liabilities”), including:
               (i) Liabilities, obligations and expenses relating to the current and former employees of the Seller or the Seller’s employment thereof, including (A) severance, termination and other payments and benefits (including post-retirement benefits), whether owing under any severance policy, any union contract, any employment agreement or otherwise to any employees of the Seller; (B) worker’s compensation claims; (C) stock option or other stock-based award or any profit sharing, stock appreciation right or phantom equity award; and (D) payroll and employment Taxes;
               (ii) Liabilities or obligations for any Taxes imposed upon, or incurred by, either the Seller or any of their respective Affiliates at any time;
               (iii) Liabilities or obligations of the Seller incurred in connection with violations of, or pursuant to, occupational safety, wage, welfare, employee benefit, and/or Environmental and Safety Requirements;
               (iv) Liabilities and obligations of the Seller or any of its Affiliates with respect to any claims, grievances, lawsuits, arbitrations, administrative or other Proceedings arising out of an occurrence or condition prior to the Effective Time or attributable to the operation of the Business prior to the Effective Time;
               (v) Liabilities and obligations of the Seller or any of its Affiliates under any Insurance Policies or Contracts that are not Assumed Contracts;
               (vi) Liabilities and obligations of the Seller with respect to any customer or client advances and deposits;
               (vii) Liabilities and obligations of the Seller with respect to trade payables and accruals (including employee wages and benefits);
               (viii) Liabilities, obligations and expenses of the Seller with respect to the transaction contemplated hereby, including liabilities, obligations and expenses with respect to the Seller’s legal counsel, accountants, and any broker or finder;
               (ix) Liabilities for Indebtedness of the Seller;
               (x) Liabilities and obligations of the Seller or any of its Affiliates under or in connection with any Proceedings or Orders;

               (xi) Liabilities and obligations of the Seller or any of its Affiliates under, pursuant to or in connection with, any Employee Benefit Plan, including any liabilities and obligations for continuation coverage required by COBRA; and
               (xii) Liabilities and obligations arising out of or related to the Excluded Assets.
          (c) The Seller shall pay in full, when due, all of the Seller’s liabilities and obligations other than the Assumed Liabilities.
     1.3 Conveyance. At the Closing, the Seller shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit 1.3 (a “Bill of Sale”) pursuant to which the Seller shall convey to the Buyer the Purchased Assets and the Buyer shall assume the liabilities of the Seller included in the Assumed Liabilities.
ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT
     2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer to the Seller or its designee for the Purchased Assets, and the rights and benefits conferred hereunder, shall be (a) $13,500,000 less (b) the Accrued Amount plus (c) the amount of the Assumed Liabilities. The Purchase Price shall be payable as follows:
          (a) At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account or accounts previously designated by the Seller in writing, an aggregate amount equal to $13,500,000 minus the Accrued Amount.
          (b) At the Closing, the Buyer shall assume the Assumed Liabilities by delivering to the Seller the Bill of Sale duly executed by the Buyer.
     2.2 Contingent Payment. The Purchase Price may be increased as follows:
          (a) Contingent Payment. If Adjusted 2008 EBITDA with respect to the Business (as conducted by the Buyer) equals or exceeds the Adjusted 2008 EBITDA Target, then the Seller shall be entitled to an additional payment from the Buyer in an amount equal to the Target Contingent Payment. If there is an Adjusted 2008 EBITDA Shortfall but the Adjusted 2008 EBITDA Shortfall is less than the Adjusted 2008 EBITDA Target by an amount not in excess of $400,000, then the Seller shall be entitled to an additional payment from the Buyer in an amount equal to (i) the Target Contingent Payment minus (ii) a dollar amount equal to the product of the Adjusted 2008 EBITDA Shortfall multiplied by five (5). If there is an Adjusted 2008 EBITDA Shortfall which is equal to or in excess of $400,000, the Buyer shall not be entitled to an additional payment. By way of example: if the Adjusted 2008 EBITDA Target is $3,045,000 and the Adjusted 2008 EBITDA is (i) $3,045,000 or greater, then the full Target Contingent Payment will be owed to the Seller, (ii) $2,800,000, then a payment of $775,000 will be owed to the Seller, and (iii) $2,645,000 or less, then no payment will be owed to the Seller pursuant to this Section. The parties hereto agree that, subject to the provisions of Section

2.2(d), the Adjusted 2008 EBITDA shall be calculated in a manner consistent with the methodology used in calculating the Adjusted EBITDA of the Business for the twelve (12) months ended December 31, 2006.
          (b) Determination of Adjusted 2008 EBITDA. On or before the date that is forty-five (45) days after the end of the Measurement Period, the Buyer shall compute and deliver in writing to the Seller its calculation of the Adjusted 2008 EBITDA. During the forty-five (45) day period commencing on the date the Adjusted 2008 EBITDA calculation is delivered to the Seller, the Buyer shall give the Seller such access to the books and records of the Buyer and the Business (including, but not limited to, copies of the work papers, schedules and other documents prepared by the Buyer in connection with its calculation of the Adjusted 2008 EBITDA) as the Seller shall reasonably request during normal business hours. On or before the forty-fifth day (45th) day following the date of receipt by the Seller of the Adjusted 2008 EBITDA calculation, the Seller shall deliver to the Buyer a written notice of objection (an “Adjusted EBITDA Objection Notice”) or a written notice of acceptance (an “Adjusted EBITDA Acceptance Notice”) with respect to the Adjusted 2008 EBITDA computed by the Buyer. If an Adjusted EBITDA Acceptance Notice is delivered to the Sellers or if no Adjusted EBITDA Objection Notice is delivered to the Sellers before the expiration of such forty-five (45) day period, the Adjusted 2008 EBITDA as calculated by the Buyer shall be final and binding on the parties hereto. Any Adjusted EBITDA Objection Notice shall describe in detail the basis for the objection to the calculation of the Adjusted 2008 EBITDA, as well as the Seller’s calculation of the Adjusted 2008 EBITDA. If an Adjusted EBITDA Objection Notice is timely delivered in accordance with this Section 2.2(b), the Seller and the Buyer shall consult with each other with respect to the objection set forth therein. If the Seller and the Buyer are unable to reach a written agreement within twenty (20) days following the date an Adjusted EBITDA Objection Notice has been timely received by the Buyer, then all such matters as specified in the Adjusted EBITDA Objection Notice as to which such written agreement has not been reached (the “Adjusted EBITDA Disputed Matters”) shall be submitted to and reviewed by the Arbitrator, who shall serve as the arbitrator for disputes under this Section. All issues with respect to Adjusted EBITDA Disputed Matters and any issue related to the arbitration thereof, including any questions arising with respect to the procedures described in this Section, shall be resolved by the Arbitrator, and the Arbitrator’s authority shall be limited to resolving such issues. The Arbitrator shall have the power to compel testimony and the production of documents reasonably necessary in any proceeding under this Section and the parties shall make available to the Arbitrator all work papers and other information in their possession or control relating to the Adjusted EBITDA Disputed Matters (excluding attorney-client privileged materials and attorney work product). The Arbitrator shall use all reasonable efforts to resolve all Adjusted EBITDA Disputed Matters within forty-five (45) Business Days after the date that such matters are referred to the Arbitrator, and its decision with respect to all Adjusted EBITDA Disputed Matters and any other matters under this Section shall be final and binding upon the Buyer and the Seller. The computation of Adjusted 2008 EBITDA, as modified by resolution of the Buyer and the Seller or by the Arbitrator, as set forth in this Section, if applicable, shall be the “Adjusted 2008 EBITDA” hereunder. Such binding determination by the Arbitrator shall be in the form of an arbitration award and a judgment upon such award may be entered in a court of competent jurisdiction. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Adjusted EBITDA Disputed Matter and any other matters under this Section shall be borne in the manner allocated by the Arbitrator based upon the Arbitrator’s determination as to which side substantially prevails in the arbitration proceeding, which allocation shall be included in the arbitration award.
          (c) Timing of Payment of Contingent Payments. If the Buyer is required to make a payment to the Seller in accordance with this Section in an amount equal to the full Target Contingent Payment, such payment shall be made as follows: the Buyer shall pay $1,000,000 to the Seller on or before May 1, 2009 (or, if Adjusted 2008 EBITDA has not been finalized pursuant to this Section prior to May 1, 2009, then no later than 15 days after Adjusted 2008 EBITDA has been so finalized) and $1,000,000 on or before March 31, 2010. If the Buyer is required to make a payment to the Seller in accordance with this Section in an amount less than the full Target Contingent Payment, such payment shall be made as provided in the first sentence except that any amount by which the payment to be made is less than the full Target Contingent Payment shall be first subtracted from the payment to be made on or prior to March 31, 2010 and then from any payment to be made on or prior to May 1, 2009 (or such later date described in the preceding sentence). By way of example, if the payment owed pursuant to this Section is $1,225,000, then $1,000,000 would be payable on or prior to May 1, 2009 or such later date described in the first sentence of this subsection and $225,000 would be payable on or prior to March 31, 2010.
          (d) 2008 Budget. During the Measurement Period, as employees of the Buyer and pursuant to their respective employment agreements, Wilford and Geske shall operate the Business. The Parties have agreed on an operating budget for the Business for the period of the Closing Date through the end of the Measurement Period, a copy of which is attached as Schedule 2.2(b) (the “2008 Budget”). As a part of their employment with Buyer, Wilford and Geske shall reasonably and in good faith manage the operations of the Business, including, without limitation, hiring and firing employees and managing income and expenses within the 2008 Budget. The Parties acknowledge and agree that Buyer ultimately controls the Business and its operations and expenses and can make whatever decisions it desires about the operations of the Business within the parameters of the Services Agreement; provided, however, aggregate expenses of the Business in excess of what is detailed in the 2008 Budget (unless such are due to decisions by Wilford and Geske in their capacities as employees of APC or with the prior agreement of Wilford and Geske), shall not be included in calculating Adjusted 2008 EBITDA for purposes of determining whether it equals or exceeds the Adjusted 2008 EBITDA Target.
     2.3 Purchase Price Allocation. The Purchase Price shall be allocated for all purposes among the Purchased Assets (and all other items of consideration for federal income tax purposes, including any adjustments thereto) in accordance with Schedule 2.3. The Buyer and the Seller (a) agree to be bound, and to cause their respective Affiliates to be bound, by such allocation, (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation. The Buyer and Seller shall each file, in accordance with Section 1060 of the Code, an asset allocation statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Closing Date occurs, and shall contemporaneously provide the other party with a copy of the Form 8594 being filed.

     2.4 Services Agreement. The Parties agree that, concurrently with the execution hereof, they shall enter into a Services Agreement in the form attached hereto as Exhibit 6.2(j), with respect to the provision of mortgage default support services by the Buyer to the Seller, on the terms and conditions therein. During the Measurement Period, in connection with the provision of the services by Buyer to Seller pursuant to the Services Agreement, the Parties agree that the applicable expenses related thereto shall be allocated between the Parties in accordance with the methodology set forth on Exhibit 2.4. For periods after the Measurement Period, the Parties agree that they will work together to establish the appropriate allocation of expenses from time to time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     As a material inducement to the Buyer to enter into this Agreement the Seller represents and warrants to the Buyer as follows:
     3.1 Organization and Qualification of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is not qualified, and is not required to be qualified, to do business as a foreign corporation in any other jurisdiction. Complete and correct copies of the Organizational Documents of the Seller have previously been delivered to the Buyer by the Seller.
     3.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or general principles of equity.
     3.3 Subsidiaries. The Seller has no Subsidiaries and does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other Person.
     3.4 No Conflict. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or any Transaction Document by the Seller nor the performance by the Seller of the Transactions will, directly or indirectly:
          (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Seller, (ii) any resolution adopted by the board of directors or the stockholders of the Seller, or, to the

Seller’s knowledge, (iii) any Legal Requirement, Governmental Authorization, Contract or Order related to the Business or the Purchased Assets;
          (b) to the Seller’s knowledge, give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order related to the Business or the Purchased Assets; or
          (c) result in (with or without notice or lapse of time) the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.
     3.5 No Consent Required. Except as set forth on Schedule 3.5, no consent, notification, approval, order or authorization of, or declaration, filing or registration with, any Person or Governmental Body is required to be made or obtained by the Seller in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the Transaction Documents or the Transactions.
     3.6 Financial Statements. Attached as Schedule 3.6 contains the following financial statements of the Business prepared on a pro-forma historical basis: the audited balance sheet as of December 31, 2005 and December 31, 2006 and the related statements of income and cash flows for each of the fiscal years then ended (the “Audited Pro Forma Financial Statements”). The audited balance sheet as of December 31, 2006 (such date is sometimes referred to herein as the “Latest Balance Sheet Date”) is sometimes referred to herein as the “Latest Balance Sheet”. Also attached as Schedule 3.6 is the unaudited balance sheet of the Seller as of October 31, 2007 (the “Most Recent Financial Statements,” and together with the Audited Pro Forma Financial Statements, the “Financial Statements”). The financial information of Seller provided by Seller to Buyer in connection with the preparation of the pro forma Financial Statements is consistent with the books and records of the Seller and fairly reflects in all material respects the financial condition, results of operations and cash flows of the Seller and the Financial Statements disclose all material liabilities, direct or contingent, of the Seller as of the dates thereof. The books and records of the Seller are accurate and complete in all material respects and fairly and accurately present and reflect in all material respects all of the transactions described therein.
     3.7 Absence of Undisclosed Liabilities. The Seller does not have any debts, liabilities or obligations of any nature materially affecting the Business or the Purchased Assets (whether accrued or unaccrued, absolute or contingent, direct or indirect, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the Effective Time, or any state of facts or condition existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Latest Balance Sheet; (b) for liabilities specifically delineated on Schedule 3.7; and (c) for liabilities and obligations which have arisen in connection with the Business after the Lastest Balance Sheet Date in the ordinary course of business consistent with past custom and practice.

     3.8 Personal Property.
          (a) Title. Except as set forth on Schedule 3.8(a)(i), the Seller possesses good and marketable, indefeasible title to, or the right to use, the Purchased Assets, free and clear of all Liens. The Seller has the exclusive right to possess and convey, and upon the consummation of the Transactions, the Seller will have conveyed, and the Buyer will be vested with, good and marketable title and interest in and to, or the right to use to the same extent as the Seller, the Purchased Assets, free and clear of all Liens. Except as set forth on Schedule 3.8(a)(ii), the Purchased Assets constitute all of the assets and properties used in connection with the conduct of the Business and are all of the assets used by the Seller to conduct the Business as presently conducted and as conducted in the previous twelve (12) months.
          (b) Condition and Location. The tangible assets that are part of the Purchased Assets, taken as a whole, are in operating condition and repair (consistent with their age and subject to normal wear and tear), are adequate and suitable for the purposes for which such tangible personal property are presently used by the Seller in performing the Mortgage Default Support Services (as defined in the Services Agreement). There is no material tangible asset or material portion of the tangible assets which are part of the Purchased Assets that require any material repair or replacement in order to be used by the Buyer following the Closing in substantially the same manner as used by the Seller prior to the Closing. All Purchased Assets are located at the Leased Real Property.
     3.9 Compliance with Laws; Governmental Authorizations.
          (a) Except as set forth on Schedule 3.9(a):
               (i) The Seller has complied in all material respects with, is in compliance in all material respects with, and has operated the Business in compliance in all material respects with, all applicable Legal Requirements that is or was applicable to the Seller, the Purchased Assets and the conduct or operation by the Seller of the Business;
               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation the Seller of, or a failure on the part of the Seller to comply in any material respect with, any Legal Requirement applicable to the Business; and
               (iii) the Seller has not received any written notice or other written communication from any Governmental Body or any other Person regarding, and to Seller’s knowledge, there does not exist any material violation of, or material failure to comply with, any Legal Requirement applicable to the Business.
          (b) Other than an occupancy certificate with respect to the Leased Real Property and annual filings made by the Seller with the State of Minnesota with respect to its status as a Minnesota professional association (collectively, the “Seller Governmental Authorizations”), no other Governmental Authorization is required to permit the Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such business and to permit the Seller to own and use the Purchased Assets in the manner in which it currently owns and uses the Purchased Assets. Each Seller Governmental

Authorization is valid and in full force and effect. All applications required to have been filed for the renewal of the Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Seller Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
     3.10 Real Property.
          (a) The Seller does not own, nor does Seller have any option to purchase or sell, nor is Seller obligated to purchase or sell, any real property.
          (b) Schedule 3.10 lists all real property leases to which the Seller is a party or by which the Seller is bound as of the date hereof (the “Real Property Leases”). The Seller is not in default of under the terms of any Real Property Lease nor, to the Seller’s knowledge, is any other party to any Real Property Lease in default under the terms thereof; and each such Real Property Lease is in full force and effect and is valid, binding and enforceable against the Seller and each other party thereto in accordance with its terms. Accurate and complete copies of the Real Property Leases have heretofore been delivered to the Buyer by the Seller.
     3.11 Contracts.
          (a) Schedule 1.1(a) contains a complete and accurate list, and the Seller has delivered to the Buyer true and complete copies (or forms thereof, where form agreements are used; provided that any and all material deviations or changes to the forms in any individual case are described on Schedule 3.11(a)) of all material Assumed Contracts used or entered into in connection with the operation of, or related to, the Business to which the Seller is a party or bound. Except as set forth on Schedule 3.11(a), the Assumed Contracts constitute all of the material Contracts used or entered into in connection with the operation of, or related to, the Business.
          (b) Except as set forth on Schedule 3.11(b), all of the Assumed Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms except as such enforceability may be limited by laws applicable to creditors rights and equitable principles generally, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that would give any Person (including the Seller) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Assumed Contract.
          (c) There are no pending renegotiations of any of the Assumed Contracts.
          (d) Schedule 3.11(d) sets forth all filings, consents and approvals (the “Required Contract Consents”) necessary to validly assign and transfer all of the Assumed Contracts, and no such Assumed Contract is subject to termination, modification or acceleration as a result of the Transactions other than as disclosed on Schedule 3.11(d).

     3.12 Proprietary Rights.
          (a) The Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all Assumed Proprietary Rights. Except as set forth on Schedule 3.12(a), each item of Assumed Proprietary Rights will, immediately subsequent to the Closing hereunder, continue to be owned or available for use by the Buyer on such terms as are identical to those pursuant to which the Seller, immediately prior to the Closing, owns or has the right to use such item. The Seller does not, directly or through the engagement of another Person to, distribute, sell, resell, license or sublicense to others any software or other Proprietary Rights, whether such software or Proprietary Rights are owned by the Seller or any third party.
          (b) Except as set forth on Exhibit 3.12(b) or with respect to Assumed Proprietary Rights which are owned by third parties (“Third Party Proprietary Rights”), the Seller is the sole and exclusive owner, with all right, title and interest in and to (free and clear of any Liens), of the Assumed Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof or in connection with the use, distribution, licensing or other exploitation thereof or as a result of the transactions contemplated by this Agreement) to the use and distribution therefor. All Assumed Proprietary Rights owned by the Seller are herein referred to as “Seller Owned Proprietary Rights”. No government funding or university or college facilities were used in the development of Seller Owned Proprietary Rights. All Seller Owned Proprietary Rights has been developed or created by employees of the Seller who developed or created such Seller Owned Proprietary Rights acting within the scope of their employment with the Seller, or by independent contractors or consultants under written Contracts which are listed on Schedule 3.12(b) and pursuant to which Contracts all of their Proprietary Rights thereto have been assigned to the Seller.
          (c) Schedule 3.12(c) sets forth a complete list of all of the following types of Seller Owned Proprietary Rights: (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof); (ii) trademark and service mark registrations, registration applications, and unregistered trademarks and service marks; (iii) Internet domain name registrations; (iv) copyright registrations, renewals and applications for registration of copyrights; (v) Software and material Third Party Software; and (vi) trade names and corporate names (collectively, “Listed Proprietary Rights”) (including the jurisdictions where such Listed Proprietary Rights are registered or where applications have been filed, and all registration numbers). Except as set forth in Schedule 3.12(c), (A) all Listed Proprietary Rights are currently in the name of the Seller, and are in full force and effect; (B) no Listed Proprietary Right that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid, or otherwise terminated; and (C) all renewal and maintenance fees in respect of the Listed Proprietary Rights have been duly paid.
          (d) Schedule 3.12(d)(i) sets forth a complete list of all Contracts as to which the Seller is a party and pursuant to which any other third party is authorized to use any of the Seller Owned Proprietary Rights (“Seller License”). Schedule 3.12(d)(ii) sets forth a complete list of all Contracts as to which the Seller is a party and pursuant to which the Seller is licensed and/or otherwise authorized to use any Third Party Proprietary Rights (“Third Party Licenses”), except for licenses of Commercial Software. The Seller has licenses for all Commercial Software used in the Business, use of such Commercial Software is in accordance with such licenses and Seller does not have any obligation to pay fees, royalties or other amounts at any time pursuant to any such license, including by virtue of the Seller’s current usage thereof. Seller Licenses and Third Party Licenses are herein collectively “Proprietary Rights Licenses.” For purposes hereof, “Commercial Software” means packaged, commercially available software programs generally available to the public pursuant to non-exclusive end-user licenses having a cumulative cost or license fee to the Seller for all software and rights to use thereunder of less than $20,000, or pursuant to which ongoing maintenance and/or support fees are less than $10,000. The Seller is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Proprietary Rights License, and, to Seller’s knowledge, no other party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Proprietary Rights License. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause the Seller to be in violation or default of such Proprietary Rights Licenses.
          (e) To the Seller’s knowledge, the Seller has not infringed, misappropriated or violated, and is not infringing, misappropriating or violating, the Proprietary Rights of any third party. To Seller’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Seller Owned Proprietary Rights by any third party, including any employee or former employee of the Seller. Except as set forth in Schedule 3.12(e), (i) the Seller has not received any written notice, and has no knowledge of any facts, alleging or otherwise indicating, that the conduct of the Business and/or the use of any of the Assumed Proprietary Rights has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or is otherwise violating, the Proprietary Rights of any third party and (ii) to the Seller’s knowledge, there is no pending or threatened complaint, action, suit, claim, Proceeding, other dispute or investigation, asserting the invalidity, misuse or unenforceability of any Seller Owned Proprietary Rights, contesting ownership of any Seller Owned Proprietary Rights, or otherwise challenging any of the Seller’ rights in or use of the Seller Owned Proprietary Rights, and no valid grounds for the same exist.
          (f) Except as set forth in Schedule 3.12(f), (i) the Seller has not used, authorized the use of or purchased as keywords, is not using or authorizing the use or purchase of, and has written agreements with any and all affiliate marketing services vendors engaged by the Seller not to purchase as keywords or otherwise use, any trademarks, service marks, or trade names or any other third party, or any terms confusingly similar thereto (“Third Party Marks”), in any manner designed to: divert traffic from or to obscure a third party’s website; to disrupt the experience of a visitor to the website of a third party; to elevate search engine rankings of the Seller or the Business above those of any competitor of the Seller; or to infringe, tarnish, dilute or otherwise violate such Third Party Marks; and (ii) the Seller has taken all reasonable measures to comply with the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), including complying with all disclosure requirements, and those requirements relating to opt-out mechanisms and requests, in regard to all electronic mail messages that qualify as “commercial electronic mail messages” within the meaning of the CAN-SPAM Act.
          (g) Except as set forth on Schedule 3.12(g), the Seller has made no oral or written representations or warranties with respect to the products or services of the Business.

          (h) The computer software, hardware, systems and databases used internally in the operation of the Business (the “Computer System”) adequately meets the data processing needs of the Business and operations of the Business as conducted by the Seller prior to the Effective Time. The Seller has arranged for back-up data processing services adequate to meet its data processing needs (with respect to the operation of the Business by the Seller prior to the Effective Time) in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. Except as set forth on Schedule 3.12(h), the Computer System performs substantially in accordance with the documentation related thereto, and the Seller has not suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any substantial disruption or interruption in the Business.
     3.13 Employee Benefit Plans.
          (a) Except as set forth on Schedule 3.13(a), the Seller has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multi-Employer Plan” (as defined in Section 3(37) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the employees or former employees or beneficiaries thereof of the Seller, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Seller having any material debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due (collectively, “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.
          (b) None of the Purchased Assets is subject to any lien under ERISA or the Code. The Seller is not bound by any Contract, nor has any obligation or liability described in Section 4204 of ERISA.
          (c) Each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become materially unreliable. No Employee Benefit Plan is a multi-employer plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
          (d) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Legal Requirement. With respect to each such Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued.
          (e) None of the Seller or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of such Employee Benefit Plans which could subject any such Employee Benefit Plans, the Seller or any officer, director or employee of the Seller to a penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
          (f) Each such Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) has been administered in material compliance with such requirements. No Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Seller other than as required pursuant to COBRA or applicable state law.
          (g) With respect to each such Employee Benefit Plan, the Seller has provided the Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which such Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three most recent annual reports (IRS Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent determination letter, if any, received from the Internal Revenue Service.
          (h) The Seller does not have any liability (or potential liability) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any trade, business or entity other than the Seller.
     3.14 Labor and Employment Matters. Except as set forth on Schedule 3.14: (a) the Seller is not a party to or bound by any collective bargaining agreement or other labor Contract; (b) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (c) no organizing or decertification efforts are underway or, to the Seller’s knowledge, Threatened; (d) since September 1, 2003, no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Seller’s knowledge, Threatened; (e) there is no employment-related charge (including an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Seller’s knowledge, Threatened, in any forum, relating to an alleged violation or breach by the Seller (or its officers or directors) of any Legal Requirement or Contract; (f) no employee of the Seller has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance; and (g) the Seller will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Legal Requirements or otherwise, as a result of the Transactions. With respect to the Transactions, any notice required under any Legal Requirement or any collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, the Seller has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations issued thereunder, or any similar foreign, state or local law, regulation or ordinance (“WARN Act”). Within ninety (90) days preceding the date hereof, no employee of the Seller has suffered an “employment loss” with the Seller, as such term is defined in the WARN Act.
     3.15 Workers Compensation. Schedule 3.15 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Seller or any Person with whom the Seller constitutes all or part of a controlled group (as defined in Section 414 of the Code) (“Plan Affiliate”) (or predecessors) made since September 1, 2003 and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements for (a) costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs and (b) any other medical costs and expenses. No claim, or to the Seller’s knowledge, injury, fact, event or condition exists that would give rise to a material claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) of the Seller or any Plan Affiliate under any workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.
     3.16 Employees. Schedule 3.16 is a complete and correct list setting forth (a) the names and current compensation rates and other compensation of all individuals presently employed in the Business on a salaried basis, (b) the names and current compensation rates of all individuals presently employed in the Business on an hourly or piecework basis and (c) the names and total annual compensation for all independent contractors who render services on a regular or seasonal basis to the Business. Except as set forth on Schedule 3.16, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since January 1, 2008 or since such date there has been no promise to the employees listed on Schedule 3.16, orally or in writing, of any bonus or increased compensation, whether or not legally binding.
     3.17 Books and Records. The books of account, minute books, stock record books, and other records of the Seller, all of which have been made available to the Buyer prior to the date hereof, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices.
     3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, no officer, director, employee, stockholder, partner or Affiliate of the Seller or any entity in which any such Person or individual is an officer, director or the owner of five percent (5%) or more of the beneficial ownership interests, is a party to any Contract with the Seller related to the Business, or has any interests in any property used by the Seller in connection with the operation of the Business, or has any claim or right against the Seller. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arm’s-length negotiation, except as disclosed on Schedule 3.18. Except as set forth on Schedule 3.18, neither the Seller nor any of its Affiliates has any direct or indirect interest in any competitor of the Business, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.
     3.19 Insurance Policies. Schedule 3.19 contains a complete and accurate list of all insurance policies (including “self-insurance” programs) now maintained by the Seller (the “Insurance Policies”) and all general liability policies maintained by the Seller during the past three (3) years with respect to the Business or the Purchased Assets and all material claims (other than claims made under group medical plans) now pending or made under any current or prior insurance policies during such three (3)-year period. The Insurance Policies are in full force and effect, the Seller is not in default under any Insurance Policy and no claim for coverage under any Insurance Policy has been denied. The Seller has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies.
     3.20 Taxes.
          (a) The Seller has filed all Tax Returns required to be filed (or extensions to file Tax Returns have been timely filed) by the Seller. All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by the Seller (whether or not shown as due on any tax returns), which are payable prior to the date hereof, have been paid. The unpaid Taxes of the Seller with respect to Seller’s Mortgage Default Support Services (i) did not as of the Latest Balance Sheet Date, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Financial Statements (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof.
          (b) The Seller has timely withheld and, if due, has timely remitted with respect to its employees, foreign creditors, independent contractors or other third parties all Taxes required to be withheld and/or, if due, remitted and all Forms W-2 and 1099 required with respect thereto have been thoroughly completed and timely filed.
          (c) The Seller does not have any Tax deficiency outstanding, proposed, assessed, or, to the Seller’s knowledge, Threatened by any Tax authority against the Seller. The Seller has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) No audit or other examination of any Tax Return of the Seller is presently in progress or pending, nor has the Seller been notified in writing of any request for such an audit or other examination.
          (e) There is no investigation or other Proceeding pending or, to the Seller’s knowledge, Threatened by any Tax authority for any jurisdiction where the Seller does not file Tax Returns with respect to a given Tax that involves an assertion by such Tax authority that the Seller is or may be subject to a given Tax in such jurisdiction.

          (f) There are no Liens for Taxes on the assets of the Seller other than Taxes not yet due and payable.
          (g) The Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.
          (h) The Seller does not and never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or nexus on a Taxable presence in a jurisdiction in which it does not file Tax Returns.
          (i) The Seller has never been a member of an Affiliated Group of Corporations within the meaning of Sections 1504 of the Code or any similar state law.
          (j) The Seller does not have liability for Taxes of any other Person as a transferee or successor by contract or otherwise.
          (k) The Seller made a valid election under Subchapter S of the Code (and the corresponding provisions of applicable state and local law where the Seller files Tax Returns), to which all Persons who were stockholders of the electing corporation on the date of such election gave their consent and such election became effective on September 2, 2003. Such election has never been terminated or revoked, intentionally or inadvertently, and is currently in effect.
     3.21 Litigation.
          (a) Except as set forth on Schedule 3.21, there is no pending Proceeding:
               (i) that has been commenced by or against the Seller in connection with the Business;
               (ii) that otherwise relates to or may affect the Business or any of the Purchased Assets; or
               (iii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.
Except as set forth on Schedule 3.21(a), to the Seller’s knowledge (A) no such Proceeding has been Threatened and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Buyer copies of all pleadings, material correspondence, and other material documents relating to each Proceeding listed on Schedule 3.21(a). The Proceedings listed on Schedule 3.21(a) will not, either individually or in the aggregate, have a Material Adverse Effect.
          (b) Except as set forth on Schedule 3.21(b):
               (i) there is no Order to which the Seller is subject in connection with, or related to, the Business or any of the Purchased Assets is subject;

               (ii) the Seller is not subject to any Order that relates to the Business or any of the Purchased Assets; and
               (iii) no officer, director, agent or employee of the Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c) Except as set forth on Schedule 3.21(c):
               (i) the Seller is, and at all times has been, in compliance with all of the terms and requirements of each Order to which the Business or any of the Purchased Assets is or has been subject;
               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Business or any of the Purchased Assets is subject; and
               (iii) the Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Business or any of the Purchased Assets is or has been subject.
     3.22 Environmental and Safety Requirements. Except as set forth on Schedule 3.22:
          (a) The Seller has complied with and is now in material compliance with all applicable Environmental and Safety Requirements, and the Seller possesses all required Governmental Authorizations, and has filed all notices or applications, required thereby.
          (b) (b) (i) The Seller has never generated, transported, treated, stored, disposed of, arranged for the disposal of, or otherwise handled, any Hazardous Materials at any site, location or facility owned or operated or used by the Seller or at any offsite location, and (ii) to the Seller’s knowledge, no Hazardous Materials are present on, in, under or emanating from the Leased Real Property, and the Leased Real Property does not contain any Hazardous Materials except as, for either clauses (i) or (ii) above, would not result in a condition in material violation of, or any material liability under, any applicable Environmental and Safety Requirements. To the Seller’s knowledge, there are no underground storage tanks on the Leased Real Property.
          (c) The Seller has not been subject to, nor has the Seller received any written notice of, any private, administrative or judicial action, order, or investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon, or emanating from any real or immovable property now or previously owned or used by the Seller or any offsite location, and to the Seller’s knowledge, there is no reasonable basis in fact or law for any such notice or action. There are no pending or, to Seller’s knowledge, Threatened actions, investigations, Orders or Proceedings from any

Governmental Body or any other entity regarding any matter relating to Environmental and Safety Requirements.
          (d) To the Seller’s knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Seller, the Purchased Assets or the Business exist which would reasonably be expected to materially interfere with or prevent continued compliance with, or would give rise to any material common law or statutory liability, or otherwise form the basis of any Proceeding against or involving the Purchased Assets or the Business under any Environmental and Safety Requirement based on any such fact, event or condition, including material liability for cleanup costs, personal injury or property damage with respect to the Leased Real Property.
          (e) The Seller does not have, control or possess any engineering or environmental studies with respect to the Seller, the Leased Real Property or the Business.
          (f) For purposes of this Agreement, “Environmental and Safety Requirements” means all federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment. For purposes of this Agreement, “Hazardous Materials” means (i) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (ii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (iv) asbestos in any form or condition; and (v) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.
     3.23 Conduct of the Business. Except as set forth on Schedule 3.23, since the Latest Balance Sheet Date, the Seller has conducted the Business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Effect, and no contingency could reasonably be expected to result in or cause a Material Adverse Effect. Without limitation of the foregoing and except as set forth on Schedule 3.23, since January 1, 2008, the Seller has not:
          (a) accelerated or delayed the provision of services, in a manner inconsistent with past practices;
          (b) sold, assigned or transferred any asset or property right, or mortgaged, pledged or subjected such asset or property right to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;
          (c) sold, assigned, transferred, abandoned or permitted to lapse any Governmental Authorizations that are required for the operation of the Business, or related to any of the Assumed Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, granted any license or sublicense of any rights under or with respect to any Assumed Proprietary Rights or other intangible assets;
          (d) made or granted any increase in, or amended (except as may be required by law) or terminated, any existing plan, program, policy or arrangement, including any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any new collective bargaining agreement or multiemployer plan;
          (e) undertaken any employee layoffs that could implicate the WARN Act;
          (f) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any stockholder, partner, employee, officer or director of the Seller other than regular salary and expense reimbursement payments;
          (g) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of value in excess of $50,000, whether or not covered by insurance and whether or not in the ordinary course of business;
          (h) received written notification that any material customer or supplier will stop or materially decrease in any respect the rate of business done with the Seller or the Business, respectively;
          (i) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or
          (j) committed to any of the foregoing.
     3.24 Absence of Questionable Payments. The Seller has not, nor has any manager, director, officer, shareholder, partner, agent, employee or other Person acting on behalf of the Seller, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable foreign, federal or state law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Seller.
     3.25 Government Contracts. Except as set forth on Schedule 3.25, the Seller is not a party to, or bound by the provisions of, any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency or instrumentality thereof or any Governmental Body.
     3.26 Corporate Name; Business Locations. During the past five (5) years, the Seller has only been known as or used the corporate, fictitious and trade names set forth on Schedule 3.26. Except as set forth on Schedule 3.26, the Seller has not been the surviving corporation of a merger or consolidation nor has the Seller acquired all or substantially all of the assets of any Person. During the past five (5) years, the Seller has not had an office or place of business other than as listed on Schedule 3.26.
     3.27 Major Clients. Schedule 3.27 sets forth the Major Clients of the Seller along with the dollar value of the revenue from each such client for the twelve-month period ended on December 31, 2007. In the twelve (12) months preceding the Closing Date, no Major Client of the Seller has cancelled or otherwise terminated, or, to the Seller’s knowledge, Threatened to cancel or otherwise terminate, its relationship with the Seller, or reduce, or, to the Seller’s knowledge, Threatened to reduce, its business with the Seller. The Seller has not received any written notice nor has knowledge that any Major Client intends to cancel or otherwise adversely modify its relationship with the Seller as a result of the Transactions.
     3.28 Brokers or Finders. Neither the Seller nor any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the Transactions.
     3.29 Disclosure. This Agreement, the Transaction Documents, and the Schedules hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. Except as otherwise disclosed in this Agreement or the Schedules hereto, there is no fact known to the Seller relating to the Purchased Assets, Assumed Liabilities, or the Business that has had, or could reasonably be expected to have, a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     4.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, existing and in good standing under the laws of the State of Michigan. The Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary company action. This Agreement and the other Transaction Documents to which the Buyer is a party constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or general principles of equity.

     4.3 No Conflict. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any Transaction Document by the Buyer nor the performance by the Buyer of the Transactions will, directly or indirectly:
          (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Buyer, (ii) any resolution adopted by its manager or members, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which the Buyer may be subject; or
          (b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Buyer.
     4.4 No Consent Required. No consent, notification, approval, order or authorization of, or declaration, filing or registration with, any Person or Governmental Body is required to be made or obtained by the Buyer in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the Transaction Documents or the Transactions.
     4.5 Brokers and Finders. Neither the Seller nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.
ARTICLE V
[SECTION LEFT INTENTIONALLY BLANK]
ARTICLE VI
CLOSING
     6.1 Closing. Subject to the satisfaction of the conditions precedent set forth herein, the Transactions shall be consummated at a closing (the “Closing”), which shall commence at 10:00 a.m. Minneapolis time on February 22, 2008 (the “Closing Date”), the Closing Date and shall be consummated by exchanging documents via email, facsimile and overnight courier. The Closing shall be effective as of 12:01 a.m. Central Standard Time on the date immediately following the Closing Date (the “Effective Time”).

     6.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer the following (or the same shall be waived in writing by the Buyer), all of which shall be deemed to be delivered simultaneously:
          (a) Instruments of Conveyance. The Bill of Sale duly executed by the Seller and instruments of conveyance for any Assumed Proprietary Rights reasonably requested by the Buyer in form and substance satisfactory to the Buyer.
          (b) Opinion of Counsel. An opinion of counsel of the Seller, dated as of the Closing Date, in the form of Exhibit 6.2(b) attached hereto, addressed to the Buyer and its equity and debt financing sources.
          (c) Opinion of Minnesota Ethics Counsel. An opinion from Bassford Remele, a Minnesota professional association, dated as of the Closing Date, addressed to the Buyer and its financing sources, in form and substance reasonably acceptable to the Buyer, indicating that the operation of the Business by the Buyer post-closing as presently contemplated does not violate any Minnesota law relevant to the unauthorized practice of law or the sharing of fees from the Practice of Law with a non-lawyer.
          (d) Organizational Documents. A certificate of the Secretary of the Seller certifying (i) as to the incumbency and signatures of the officers of the Seller executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (A) the charter of the Seller and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the Seller’s state of incorporation, (B) the Bylaws of the Seller as in effect on the Closing Date, and (C) the resolutions of the Board of Directors of the Seller and the stockholders of the Seller authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions.
          (e) Required Consents. All (i) Required Governmental Consents in form and substance reasonably satisfactory to the Buyer, (ii) Required Contract Consents in form and substance reasonably satisfactory to the Buyer and (iii) other consents identified on Schedule 3.5 in form and substance reasonably satisfactory to the Buyer.
          (f) Lien Searches and Release of Liens. Such Uniform Commercial Code lien search and such other instruments dated on or after December 7, 2007 showing that there were no financing statements, judgments, Taxes or other Liens outstanding against the Seller or any of the Purchased Assets as of such date (except for such financing statements, judgments, Taxes or Liens that will be removed prior to or on the Closing Date and for which the Seller has delivered to the Buyer written evidence of such removal in form and substance reasonably satisfactory to the Buyer at the Closing).
          (g) Good Standing Certificate. A good standing certificate for the Seller issued not more than ten (10) days prior to the Closing Date by the Secretary of States of the Seller’s state of incorporation and each jurisdiction in which the Seller is qualified to do business as a foreign corporation.

          (h) Possession of Purchased Assets. Legal and actual possession of the Purchased Assets, together with any keys, combinations, alarm systems and related codes and other rights of access required to take legal and actual possession of the Purchased Assets.
          (i) Employment Agreements. Employment Agreements between the Buyer and each of Wilford and Geske, in the forms attached hereto as Exhibit 6.2(i)(i) and 6.2(i)(ii), respectively (collectively, the “Employment Agreements” ) duly executed by Wilford and Geske, as applicable.
          (j) Services Agreement. The Services Agreement between the Buyer and the Seller in the form attached hereto as Exhibit 6.2(j) duly executed by the Seller.
          (k) Sublease Agreement. The Sublease Agreement between the Buyer and the Seller in the form attached hereto as Exhibit 6.2(k) (the “Sublease Agreement”) duly executed by the Seller.
          (l) Landlord Estoppel. A landlord estoppel certificate, in form and substance reasonably satisfactory to the Buyer and the Buyer’s lenders, executed by the lessor under the main Real Property Lease which is the subject of the Sublease Agreement.
          (m) FIRPTA Affidavit. A non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulation pursuant to Section 1445 of the Code stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code.
          (n) Other Documents. Such other documents as the Buyer may reasonably request with respect to the Transactions.
     6.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver to the Seller the following (or the same shall be waived in writing by the Seller), all of which shall be deemed to be delivered simultaneously:
          (a) Instruments of Assumption. The Bill of Sale duly executed by the Buyer.
          (b) Organizational Documents. A certificate of the Secretary of Buyer certifying (i) as to the incumbency and signatures of the officers of such Buyer executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (i) the articles of organization of the Buyer and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the Buyer’s state of organization, (ii) the limited liability company agreement of Buyer and (iii) the resolutions of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
          (c) Purchase Price. Payment of the Purchase Price in accordance with Section 2.1.

          (d) Employment Agreements. The Employment Agreements duly executed by the Buyer.
          (e) Services Agreement. The Services Agreement duly executed by the Buyer.
          (f) Sublease Agreement. The Sublease Agreement duly executed by the Buyer.
          (g) Good Standing Certificate. A good standing certificate for the Buyer issued not more than ten (10) days prior to the Closing Date by the Secretary of State of the state of such Buyer’s organization.
          (h) Other Documents. Such other documents as the Seller may reasonably request with respect to the transactions contemplated by this Agreement.
     6.4 Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required to complete the Closing has been paid, executed and/or delivered, as the case may be.
ARTICLE VII
COVENANTS AFTER CLOSING
     7.1 No Assignment in Certain Circumstances. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment or other Contract or arrangement or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or affect adversely the rights of the Seller or the Buyer thereunder; and any sale, conveyance, assignment, transfer or delivery to the Buyer of any interest under any such instrument, commitment or other Contract or arrangement or Governmental Authorization that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date and the Buyer waives its right to delivery thereof under Section 6.2, the Seller shall use its commercially reasonable efforts to obtain any such authorization, approval, consent or waiver upon request by the Buyer (provided that in obtaining any such authorization, approval, consent or waiver, the Seller shall not agree to any amendment, modification or supplement of any such instrument, commitment or other Contract or arrangement or Governmental Authorization), and the Seller shall, to the greatest extent permitted by law and any such agreement or instrument, commitment or other Contract or arrangement or Governmental Authorization (including by acting as an agent of Buyer or its Affiliates), hold such instrument, commitment or other Contract or arrangement or

Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Buyer and its Affiliates or otherwise for the exclusive use and benefit of the Buyer and its Affiliates such that the Buyer and its Affiliates receive the interest of the Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained, all at no additional cost to the Buyer, but such instrument, commitment or other Contract or arrangement or Governmental Authorization shall not be deemed to be included in the Purchased Assets unless and until such authorization, approval, consent or waiver is obtained. The Buyer shall perform, as a subcontractor or on a similar basis, the obligations under such instrument, commitment or other Contract or arrangement or Governmental Authorization.
     7.2 The Seller’s Access to Information. After the Closing Date, the Buyer will give, or cause to be given, to the Seller and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents included in the Purchased Assets and, at Seller’s expense, copies of titles, contracts, books, records, files and documents included in the Purchased Assets, only as is necessary to allow the Seller to obtain information in connection with the preparation and any audit of the Seller’s Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against the Seller as the previous owner and operator of the Purchased Assets and the Business. The Buyer agrees to cooperate reasonably with the Seller after the Effective Time, at the Seller’s expense, with respect to any claims, demands, Tax or other audits, suits, actions and Proceedings by or against the Seller as the previous owner and operator of the Purchased Assets and the Business, other than Direct Claims.
     7.3 The Buyer’s Access to Information. After the Closing Date, the Seller will give to the Buyer and its representatives, during normal business hours, such reasonable access to the personnel, properties and documents of the Seller not included in the Purchased Assets and access to and copies of titles, Contracts, books, records, files and documents not included in the Purchased Assets as is necessary to allow the Buyer to obtain information in connection with the preparation and any audit of the Buyer’s Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business. The Seller agrees to cooperate reasonably with the Buyer after the Effective Time, at the Buyer’s expense, with respect to any claims, demands, Tax or other audits, suits, actions and Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business, other than Direct Claims.
     7.4 Retention of Records. The Buyer and the Seller shall retain all books, records and other data pertaining to Tax matters for all open periods through the Effective Time. In particular, the Buyer and the Seller shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the Business prior to the Effective Time, until the expiration of the statute of limitations (including any extensions thereof) of the respective Tax periods. The Seller agrees that it will retain for a period of time not less than three (3) years after the Closing any books and records (including accounting records) relating to the Business and not included in the Purchased Assets. At the Buyer’s request, the Seller will make such books and records available to and otherwise cooperate with the Buyer and its representatives so that an audit of the financial statements of the Business for periods prior to the Closing can be performed in accordance with generally accepted auditing standards. Such cooperation shall include causing management representation letters to be delivered to any accounting firm retained by the Buyer in connection with such audit by each of Wilford and Geske and any other current or former officers or employee of the Seller as shall be reasonably requested by the Buyer or its representatives. The Seller hereby consents to the use and disclosure by the Buyer or its Affiliates of such financial statements (or any portion thereof) in any securities filings to be made by the Buyer or any of its Affiliates.
     7.5 Indemnification.
          (a) Indemnification by the Seller. From and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its Affiliates, and each of their respective officers, directors, employees, equity holders, attorneys, agents, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a “Buyer Indemnified Party”), harmless from and against, and to promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, diminution in value, costs, expenses, interest, fines, penalties, damages or costs or expense of any and all investigations, Proceedings, judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, “Losses”) sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:
               (i) any breach or inaccuracy of a representation or warranty made herein or in the Transaction Documents by the Seller;
               (ii) any non-compliance with or breach by the Seller of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by the Seller;
               (iii) any liability or obligation of the Seller or any assertion against a Buyer Indemnified Party resulting from, arising out of or relating to any of the Excluded Liabilities or Excluded Assets;
               (iv) the ownership, operation or conduct of the Business or the Purchased Assets on or prior to the Effective Time;
               (v) all liabilities arising out of the transaction contemplated herein under any federal, state or local “plant closing law” (including the WARN Act);
               (vi) all obligations to any current or former employees of the Seller, including accrued sick pay, uninsured COBRA benefits incurred by the Seller and other similar amounts and benefits, and with respect to current or former employees of the Seller, accrued vacation pay and severance and termination pay and other similar amounts and benefits, in each case incurred prior to the Effective Time;

               (vii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an agreement or alleged agreement between claimant and the Seller or any of its Affiliates;
               (viii) any failure by the Seller to comply with any bulk sales or similar laws applicable to the Transactions; and
               (ix) any liabilities for (a) Taxes imposed upon, or incurred by, the Seller at any time, (b) Taxes imposed upon or incurred in connection with the operation of the Business during any period (or portion of any period) ending on or before the Closing Date, and (c) any Taxes imposed on Buyer as transferee under Section 6901 of the Code or any similar or comparable Legal Requirement.
          (b) Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its Affiliates, officers, directors, employees, attorneys, equity holders, agents and fiduciaries (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:
               (i) any breach or inaccuracy of a representation or warranty made herein or in the Transaction Documents by the Buyer;
               (ii) any non-compliance with or breach by the Buyer of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by the Buyer;
               (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any agreement or alleged agreement between the claimant and the Buyer;
               (iv) any liability or obligation of the Buyer or any assertion against a Seller Indemnified Party resulting from, arising out of or relating to any of the Purchased Assets and/or the Assumed Liabilities for periods commencing after Closing;
               (v) all obligations to any employees of the Buyer, including Transferred Employees, incurred after the Effective Time;
               (vi) ownership, operation or conduct of the Business after the Closing Date; and
               (vii) any liabilities for Taxes incurred by the Buyer with respect to: (a) Taxes imposed upon, or incurred by, the Buyer at any time, or (b) Taxes imposed upon or incurred in connection with the operation of Buyer’s Business during any period (or portion of any period) commencing on or after the Closing Date.

          (c) Indemnification Procedure for Third Party Claims.
               (i) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice of such claim to the Indemnifying Party within thirty (30) days after learning of such claim (the “Claim Notice”). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval and provided, further, that if such claim is covered by insurance and the insurance policy governs the selection of counsel, the terms of the insurance policy shall govern. If the Indemnifying Party delivers a Defense Notice, the delivery of such Defense Notice shall constitute acceptance of responsibility for such claim or action and the Indemnifying Party shall be fully responsible for all liabilities arising out of or relating to such claim or action including the costs of the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim solely seeks injunctive or other equitable relief or if the Indemnified Party determines that the Indemnified Party’s interests in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnifying Party and provides written notice of such determination to the Indemnifying Party.
               (ii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim in good faith subject to the consent of the Indemnifying Party (which consent will not be unreasonably withheld) and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.
               (iii) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
               (iv) The Indemnifying Party may enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Party.
          (d) Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 7.5. Any claim under this Section 7.5(d) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such thirty (30) calendar day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 7.5 or otherwise. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party shall make payment to the Indemnified Party therefor pursuant to Section 7.5(h).
          (e) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 7.5(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was prejudiced as a direct result of such failure to give timely notice.
          (f) Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the Transactions until they expire and terminate on the date this eighteen (18) months after the Closing Date except that (i) the representations and warranties contained in Section 3.2 (Authorization), Section 3.8(a) (Title to Assets), and Section 4.2 (Authorization) shall survive indefinitely and (ii) the representations and warranties contained in Section 3.13 (Employee Benefit Plans) and Section 3.20 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period or any extensions or waivers thereof. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.
          (g) Adjustment to Purchase Price. Any indemnification received under this Section 7.5 shall be, to the extent permitted by law, an adjustment to the Purchase Price.
          (h) Payments. With respect to any claim of an Indemnified Party made in good faith or portion thereof that is not being contested by the Indemnifying Party in good faith or upon the resolution of a claim or portion thereof contested by the Indemnifying Party as provided in Section 7.5(d), such payment shall be made by the Indemnifying Party (i) if the claim is not being contested, not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim or (ii) if the claim is contested pursuant to Section 7.5(d), five (5) days after the resolution of any claim contested pursuant to Section 7.5(d). In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including all attorney’s fees) incurred in seeking to collect any payments under this Section 7.5(h). Any payments required under this Section 7.5 that is not made when due shall bear interest until paid in full at the Prime Rate of interest as published in The Wall Street Journal (changing as and when such rate changes) plus four percent (4%) or, if less, the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand.
          (i) Sole Remedies. The remedies provided by this Article VII, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Buyer Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of Section 7.5(a)(i) of this Agreement, absent fraud or intentional misconduct.
          (j) Insurance Proceeds. To the extent that a Buyer Indemnified Party suffers a claim for which it is entitled to a recovery from the Seller, the Loss recoverable shall be reduced to the extent that the Buyer or any Buyer Indemnified Party actually receives proceeds of insurance or other recoveries or reimbursements from Third Parties that are directly related to the matter giving rise to the claim, reduced by all costs of the Buyer Indemnified Parties incurred in obtaining such payment.
          (k) Limitations on Seller’s Indemnification Liability. Notwithstanding the other provisions of this Article VII:
               (i) the Buyer Indemnified Parties shall not be entitled to assert any Claims under Section 7.5(a)(i) until such time that all Losses to the Buyer Indemnified Parties, collectively (not including internal costs) arising from claims under Section 7.5(a)(i) exceed $50,000 in the aggregate (the “Deductible”), in which case the Seller shall be liable for all Losses (i.e., not just those in excess of the Deductible);
               (ii) the aggregate maximum liability for all indemnification by Seller under Section 7.5(a)(i) shall not exceed $4,000,000 (the “Cap”), for all Claims made by any Buyer Indemnified Party at any time after the date hereof; and

               (iii) the Seller shall not be liable to indemnify any Buyer Indemnified Party or any other Person pursuant to Section 7.5(a)(i) for any Claims unless Buyer notifies Seller in writing of the claim for indemnification not later than the expiration of the representation and warranty to which such Claim relates in accordance with Section 7.5(f) above.
          (l) Mitigation. Notwithstanding anything in Section 7.5 to the contrary, any common law duty to mitigate any Losses for which indemnification is available under this Agreement shall be binding on any Indemnified Party seeking indemnification hereunder. Each Party hereto agrees that it shall use commercially reasonable efforts to cooperate with the other Party hereto in connection with the defense of any Third Party Claims for indemnification hereunder, including providing reasonable access, during regular business hours, to the records and employees of such Party.
     7.6 Right of Set Off.
          (a) In addition to, and not in limitation of, the Buyer Indemnified Parties’ rights to indemnity as set forth in this Article VII, the Buyer shall have the right to set off against any and all monies otherwise to be paid or delivered to the Seller from and after the Closing, including any and all amounts for which the Buyer is required to indemnify a Seller Indemnified party pursuant to this Article VII. The exercise of such right of set off by the Buyer in good faith will not constitute a breach of this or any other agreement between the parties.
          (b) In addition to, and not in limitation of, the Seller Indemnified Parties’ rights to indemnity as set forth in this Article VII, the Seller shall have the right to set off against any and all monies otherwise to be paid or delivered to the Buyer from and after the Closing, including any and all amounts for which the Seller is required to indemnify a Buyer Indemnified party pursuant to this Article VII. The exercise of such right of set off by the Seller in good faith will not constitute a breach of this or any other agreement between the parties.
     7.7 Restrictive Covenants.
          (a) Acknowledgment. As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Seller, Wilford and Geske (collectively, the “Restricted Parties”, and each individually a “Restricted Party”) agree and acknowledge that it is necessary that each Restricted Party undertake not to utilize such Restricted Party’s special knowledge of the Business and such Restricted Party’s relationship with customers and suppliers to compete with the Buyer.
          (b) Non-Compete. The Restricted Parties hereby agree, jointly and severally, that so long as the Buyer is not in breach of any of its material obligations set forth in this Agreement and the Transaction Documents (as determined by a non-appealable order of any court of competent jurisdiction or other Governmental Body) that for a period commencing on the Closing Date and ending five (5) years from the Closing Date (the “Restricted Period”), each of them will not, directly or indirectly, as agent, employee, consultant, distributor, representative, equity holder, manager, partner or in any other capacity, own (other than through the passive ownership of less than 1% of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than 1% of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respect with any portion of the Business (as conducted by the Buyer in the State of Minnesota from time to time) anywhere in the States of Minnesota, Illinois, Indiana, Kentucky, Michigan and Wisconsin(the “Territory”). Notwithstanding the foregoing, the parties acknowledge that the non-compete described in this Section 7.7(b) does not in any manner limit a Restricted Party from the Practice of Law. Notwithstanding the foregoing, the parties acknowledge that the non-compete described in this Section 7.7(b) does not in any manner limit any Restricted Party from the Practice of Law or any Restricted Party’s ability to itself provide or perform Legal Services or Mortgage Default Support Services to clients of the Seller or such Restricted Party.
          (c) Confidential Information. During the Restricted Period and thereafter, each Restricted Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of the Restricted Parties or any third party, any Confidential Information. As used in this Section 7.7(c), “Confidential Information” shall mean any information relating to this Agreement and the transactions contemplated hereby, the business or affairs of the Buyer or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Restricted Parties or the Buyer in connection with the Business; provided, however, that Confidential Information does not include information relating to the Seller’s Clients and the services performed by Seller for such Clients, whether before or after the Effective Time or which, at the time of disclosure to such Restricted Party, had become a part of the public domain, through lawful publication or communication by others; or which, after disclosure to such Restricted Party, becomes a part of the public domain, through lawful publication or communication by others or otherwise becomes generally known through no wrongful act on the part of any Restricted Parties.
          (d) Interference with Relationships. During the Restricted Period, and so long as the Buyer is not in breach of any of its material obligations set forth in this Agreement and the Transaction Documents (as determined by a non-appealable order of any court of competent jurisdiction or other Governmental Body), no Restricted Party shall, without the prior written consent of the Buyer, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Buyer or any of its Affiliates (both before and after the Closing Date), (ii) who was employed or engaged by the Buyer or any of its Affiliates within six (6) months of such contact, or (iii) who was engaged in the Business during the six (6) months prior to the Closing Date, or otherwise seek to influence or alter any such person’s relationship with the Buyer.
          (e) Buyer Non-Solicitation. During the term of the Services Agreement (including any extensions or renewals thereof), and so long as the Seller is not in breach of any of its material obligations set forth in this Agreement and the Transaction Documents (as determined by a non-appealable order of any court of competent jurisdiction or other

Governmental Body) and for a period of one (1) year following termination of the Services Agreement, the Buyer shall not, direct or indirectly, whether alone or in connection with any other Person, hire, recruit or employ, or solicit or otherwise seek to hire, recruit, or employ, any employee of the Seller (i) who is then employed or engaged by the Seller or (ii) who was employed or engaged by the Seller within the six (6) month period prior to such contact.
          (f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 7.7 too lengthy or the Territory too extensive, the other provisions of this Section 7.7 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court shall determine to be permissible.
          (g) Remedies. Each of the Restricted Parties acknowledges and agrees that the covenants set forth in this Section 7.7 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if the Restricted Parties breach any of the terms of this Section 7.7, and that in the event of any Restricted Party’s actual or Threatened breach of any of the provisions contained in this Section 7.7, the Buyer will have no adequate remedy at law. Each of the Restricted Parties accordingly agrees that in the event of any actual or Threatened breach by it of any of the provisions contained in this Section 7.7, the Buyer shall be entitled to such injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or Threatened breach, including the recovery of any damages.
     7.8 Employment Matters.
          (a) Transferred Employees. Effective at the Closing and except with respect to the Persons listed on Schedule 7.8(a), the Buyer shall, or shall cause one of its Affiliates to, offer employment to the employees of the Seller listed on the employee list previously delivered by the Seller to the Buyer (those of such employees accepting employment with the Buyer, the “Transferred Employees”) upon terms to be determined in the sole discretion of the Buyer or its Affiliates. Upon request by the Seller, the Buyer shall provide the Seller with the proposed salary information at Closing for each Transferred Employee. In connection therewith, the Seller shall use commercially reasonable efforts to encourage all of the Seller’s employees to accept employment with the Buyer or its Affiliates, if employment is offered. For purposes of this Section 7.8(a), an employee shall be deemed to have accepted employment with the Buyer or an Affiliate thereof if such employee (i) appears at work on the second Business Day following the Closing Date and (ii) has not given notice to the contrary to the Buyer or the Seller as of such date. Notwithstanding the foregoing, nothing herein shall be deemed to require the Buyer or any of its Affiliates to employ any Transferred Employee for any period of time after the Closing Date.
          (b) Severance Pay. The Seller agrees that it shall be solely responsible for any notice of termination, termination pay, severance pay or any other costs, liabilities or obligations due to any of its employees (including vacation pay, sick pay and any other accrued paid time off), whether such employees are terminated by the Seller in connection with the transactions contemplated by this Agreement or otherwise, on or prior to the Closing Date, whether such severance pay is due pursuant to statute, common law or written or oral agreements or arrangements with such employee.
          (c) Employee Benefits.
               (i) The Buyer covenants and agrees to recognize the service by each Transferred Employee with the Seller for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan offered by the Buyer to the Transferred Employees as of, or following, the Closing Date.
               (ii) Assuming the continued qualified status of the Wilford & Geske 401(k) Retirement Plan, the Buyer covenants and agrees that it shall allow individual rollovers of accounts from such plan to the Dolan Media Company 401(k) Plan for all Transferred Employees; provided, however, that (A) such rollovers shall only be allowed for pre-tax employee contributions and employer contributions, and (B) such rollovers shall be completed by each Transferred Employee following the reasonable procedures of the Buyer relating to rollovers.
               (iii) Notwithstanding anything to the contrary herein, the Seller shall remain responsible for all employer group health plan continuation of coverage obligations arising under COBRA or applicable state law with respect to all individuals who are or become “M&A Qualified Beneficiaries” (as defined in Treas. Reg. §54.4980B-9) as a result of the consummation of the Transactions.
               (iv) The Seller and the Buyer shall mutually cooperate and provide the other party with such records, information, documentation and assistance as such party reasonably requests to carry out the intent of this Section 7.8.
               (v) The Seller hereby agrees that it shall permit each of the Transferred Employees that is currently a participant in the Seller’s Flex Spending Account Plan to remain a participant in such plan until September 30, 2008. Within forty-five (45) days following such date, the Buyer will compensate Seller for any additional amounts required to be paid by the Seller resulting from the early termination of employment of any Transferred Employee prior to such date.
          (d) Accrued Raises. Promptly upon the determination of the amount of any raises in the salaries or wages of the Transferred Employees for fiscal year 2008, the Seller shall remit to the Buyer by check or wire transfer the amount equal to the retroactive increase in such salaries or wages for the Transferred Employees for the period from January 1, 2008 through and including the Closing Date.
ARTICLE VIII
MISCELLANEOUS
     8.1 Notices, Consents, etc. Any notices, consents or other communication required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally or (b) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.
(a)	If to the Buyer:

c/o Dolan Media Company 1200 Baker Building 706 Second Avenue South Minneapolis, Minnesota 55402 Attention: James P. Dolan

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: Walter S. Weinberg, Esq.

(b)	If to the Seller:

c/o Wilford & Geske, Professional Association 7650 Currell Boulevard Suite 300 Woodbury, Minnesota 55125 Attention: Lawrence A. Wilford and James A. Geske

with a copy to (which shall not constitute notice):

Moss & Barnett, A Professional Association 90 South Seventh Street, Suite 4800 Minneapolis, Minnesota 55402 Attention: Thomas J. Shroyer, Esq.
Date of delivery of such notice shall be (x) the date such notice is personally delivered or (y) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier.
     8.2 Public Announcements. Prior to the Closing, none of the parties hereto shall make, nor shall they permit their respective Affiliates to make, any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties to this Agreement. The Seller and the Buyer shall mutually agree upon the timing, method and content of the disclosure to the employees of the Seller of the transactions contemplated by this Agreement.
     8.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

     8.4 No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement and the Transaction Documents and except with respect to any Persons entitled to indemnification hereunder, nothing in this Agreement or in any of the Transaction Document, will entitle any Person (other than a Party and his/its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.
     8.5 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer; provided, further that any such amendment or waiver will be binding upon the Seller, Wilford and Geske only if such amendment or waiver is set forth in a writing executed by the Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
     8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.
     8.7 Deliveries. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including e-mail of a “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     8.8 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including any finder’s fees or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to such party in connection with this Agreement or the Transactions; provided, however, that all sales or transfer taxes relating to the sale of the Purchased Assets shall be paid by the Buyer, and all fees and charges of any Governmental Body relating to the transfer of the Assumed Proprietary Rights to the Buyer hereunder shall be borne by the Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer shall pay all state and local sales and use taxes (if any), transfer taxes and documentary stamp taxes associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement.

     8.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
     8.10 Governing Law; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.
          (b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS HEREUNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 8.10 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
          (c) Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding in equity or in law arising out of or relating to this Agreement and the transactions contemplated hereby or thereby shall be instituted solely in any state or federal court in the State of Minnesota and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided (or, if no such method is provided by local law, by a recognized overnight delivery courier). Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law.
     8.11 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, provided, however, that the Buyer shall be allowed to assign its rights and benefits hereto to (a) an Affiliate so long as the Affiliate assumes the Buyer’s obligations hereunder and Buyer remains fully liable for all of its obligations under this Agreement and the Transaction Documents and (b) the lenders of the Buyer or any Affiliate of the Buyer as collateral for security purposes; provided, further, in no event shall any such assignment relieve the Buyer of its obligations hereunder. The Seller agrees to provide any acknowledgment or consent required by any such lender in connection with any assignment referenced in clause (b) above.
     8.12 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
     “Adjusted EBITDA” means, with respect to the Business for a specified period, the sum, without duplication, of net income of the Business for the specified period after Taxes determined in a manner consistent with the preparation of the Audited Pro Forma Financial Statements, as
(a) reduced by the amount of any (i) gains derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, and (iii) gains attributable to (A) adjustments relating to prior periods or (B) acquisitions of businesses or lines of business consummated subsequent to the Closing Date, all to the extent any of the foregoing items are included in the determination of net income; and
(b) increased by the amount of any (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) losses derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, (vi) deductions or losses attributable to adjustments relating to prior periods, (vii) costs attributable to acquisitions of businesses or lines of business consummated subsequent to the Closing Date, and (viii) the salary expense and benefit costs under the Wilford Employment Agreement and the Geske Employment Agreement, all to the extent any of the foregoing items are deducted in the determination of net income.
     “Adjusted 2008 EBITDA” means Adjusted EBITDA for the Measurement Period.
     “Adjusted 2008 EBITDA Shortfall” means the amount, if any, by which Adjusted 2008 EBITDA is less than the Adjusted 2008 EBITDA Target.
     “Adjusted 2008 EBITDA Target” means $3,045,000.
     “Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Arbitrator” means Deloitte & Touche LLP.
     “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in Minneapolis, Minnesota.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means any agreement, contract, license, lease, purchase order, obligation, promise, or undertaking (whether written or oral and whether express or implied).
     “Documentation” means all existing and current user manuals, design specifications, system flow charts, program flow charts, schematics, file layouts, report layouts, screen layouts, test results, activity or tracking logs or reports, other logs, and other installation, instructional, trouble shooting, customer service and training materials and all other existing documentation, system and user materials in Seller’s possession and related to the Purchased Assets.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied in accordance with past practices.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:
          (a) foreign, federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;
          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
          (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Income Tax” means Tax imposed by a Governmental Body with respect to or on income, including any interest, penalty or addition thereto.
     “Indebtedness” of any Person means the principal of, premium, if any, unpaid interest on, and other amounts owing in respect of, (a) indebtedness for borrowed money, (b)

indebtedness for borrowed money guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness for borrowed money, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness for borrowed money or to assure the owners of the indebtedness for borrowed money against loss, (c) all indebtedness for borrowed money secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, and (d) renewals, extensions and refunding of any such indebtedness for borrowed money.
     “Legal Requirement” means any foreign, federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or Permit by or with any Governmental Body or to which the Seller is a party or by which the Seller or the Purchased Assets are bound.
     “Legal Services” means the practice of law, including counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge.
     “Major Clients” means the ten (10) largest clients of the Seller utilizing Seller’s mortgage default support services prior to the Effective Time, as measured by the dollar amount of revenue received by the Seller for the twelve-month period ending on December 31, 2007.
     “Material Adverse Effect” means any change or effect that (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, has been, is or could reasonably be expected to be materially adverse to the Business, the Purchased Assets or the condition (financial or otherwise) or results of operations of the Seller considered as a whole, or (b) materially adversely affects the ability of the Seller to perform its obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby.
     “Measurement Period” means the twelve (12) month period ended March 31, 2009.
     “Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.

     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).
     “Practice of Law” means any activities that constitute providing Legal Services.
     “Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
     “Proprietary Rights” of Seller means all intellectual property, confidential information, and proprietary information of Seller relating solely to the Purchased Assets, including: (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the terms listed in clauses (b) and (c); (e) trade secrets; (f) websites; (g) all computer programs and Software, including operating systems, applications, routines, interfaces, all algorithms; (h) all Documentation related solely to the Purchased Assets, to the extent available.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller’s knowledge” or “to the knowledge of the Seller” means the knowledge that any of Wilford or Geske actually has or that a reasonable business owner would have of the applicable matter after due inquiry.
     “Software” means all software programs and applications developed by, on behalf of, at the specific request or direction of, or owned by, the Seller and used or intended for use by the Seller in the Business, including all enhancements, versions, releases and updates of such programs and applications, and any other software products in development by the Seller.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other entity.
     “Target Contingent Payment” means $2,000,000.
     “Tax” means any and all foreign, federal, state or local taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use and occupation, and franchise, estimated, alternative minimum, add-on minimum, sales, use, real or immovable property, personal or movable property, intangible property, social security, employment, unemployment, payroll, deductions at source, employee or other withholding, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Third Party Software” means any off-the-shelf software program or any software utility, tool, application or program, which was not developed at the specific request or direction of the Seller.
     A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any notice, demand or statement has been given or made in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Transaction Documents” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, but not limited to, the Services Agreement.
     “Transactions” shall mean the transactions contemplated by this Agreement and each of the Transaction Documents.
     “Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers and all content, information and other materials associated therewith, including (a) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (b) all versions, works in process, updates, fixes, enhancements, and releases thereof; (c) all mirror sites associated with the foregoing; and (d) all copyrights, trademarks, trade secrets and other Proprietary Rights, in any jurisdiction, inherent in the foregoing or appurtenant thereto.
     8.13 Entire Agreement. This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto. The Schedules shall be prepared in a manner that is reasonably contemplated to provide the disclosures requested by the Buyer; provided, however, the Buyer acknowledges and agrees that (i) the inclusion of any information in the Schedules shall not be construed as an admission that such information is material to the operations or financial condition of the Seller’s Mortgage Default Support Services or the Purchased Assets; (ii) the disclosure of information included in the Schedules may be over-inclusive, taking into consideration the materiality of the standard that may be contained in the representation and warranty relating thereto; (iii) the fact that any item or items may be disclosed on a particular Schedule shall not be deemed to establish a different standard of materiality than the one set forth in the applicable representation or warranty; (iv) all disclosures in the Schedules shall be deemed to refer solely to matters as they exist on the date of the Agreement, unless a different date is specified in the applicable Schedule; and (v) to avoid duplication and possible confusion, any disclosure made in any Schedule that applies or is relevant to more than one numbered section of this Agreement shall be presumed to be disclosed without repetition in each such other part of the Schedules provided that, as a condition of such presumed incorporation, it is reasonably apparent based on the nature and description of such disclosure, taken in the light most favorable to the Buyer, that such disclosure should apply to such other disclosure(s) required or permitted hereunder.
     8.14 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns and each Indemnified Party, any rights or remedies under or by reason of this Agreement.
     8.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean, in all cases, “including, but not limited to,” and shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     8.16 Further Assurances. The Buyer and the Seller shall from time to time after the Closing, at any other party’s reasonable request, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such any party may reasonably require, to effect, consummate, confirm, or evidence the transactions contemplated hereby. The Seller and the Buyer will also do such acts as are necessary to perform their covenants and agreements herein.
     8.17 Guaranty of the Seller’s Obligations. During the two (2) year period following the Closing, each of Wilford and Geske, as primary obligors, jointly and severally and not as surety only, hereby irrevocably, unconditionally and continually guarantees to the Buyer (this “Seller Guaranty”) the full and timely performance of the obligations of the Seller under this Agreement, including, but not limited to, any payment obligation (the “Seller Liabilities”); provided, however, in no event shall the aggregate amount that Wilford and Geske, collectively, shall be required to pay to Buyer with respect to the Seller Liabilities exceed the Cap. The Buyer agrees that, prior to any attempt to enforce the Seller Liabilities against Wilford or Geske, the Buyer shall make a good faith effort, as determined by the Buyer in its reasonable discretion, to attempt to enforce the obligations of the Seller directly against the Seller. In addition, in connection with any attempt to enforce the Seller Guaranty, to the extent reasonably practicable, in Buyer’s reasonable discretion, the Buyer shall attempt to enforce the Seller Guaranty against both Wilford and Geske; provided, however, in no event shall anything in this Section 8.17 be deemed in any way to limit the joint and several nature of the obligations of both Wilford and Geske hereunder. This Seller Guaranty shall continue in full force and effect until all the Seller Liabilities have been indefeasibly satisfied. Each of Wilford and Geske shall not be discharged from liability hereunder as long as any claim by the Buyer against the Seller relating to the Seller Liabilities remains outstanding. Each of Wilford and Geske hereby expressly waives: (a) notice of the acceptance by the Buyer of this Seller Guaranty, (b) notice of the existence or creation or non-payment of all or any of the Seller Liabilities, (c) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, either in respect of this Seller Guaranty or any or all of the Seller Liabilities, (d) all diligence in collection or protection of, or realization upon, the Seller Liabilities, any obligations hereunder, or any security or guaranty of any of the foregoing and (e) any defenses not available to the Seller. Each of Wilford and Geske agrees that it shall not be necessary for the Buyer or its successors and assigns to institute suit or exhaust their legal remedies against the Seller in order to enforce this Seller Guaranty. Each of Wilford and Geske agrees that this Seller Guaranty may be immediately enforced by the Buyer or its successors and assigns upon the nonpayment when due of any amount due from the Seller to it or upon the nonperformance by the Seller, Wilford or Geske of any of the Seller Liabilities. Each of Wilford and Geske agrees that the Buyer may, from time to time, extend the time for performance or otherwise modify, alter or change the terms of any Seller Liability and may receive and accept notes, checks and other instruments for the payment of money made by the Seller and extensions or renewals thereof without in any way releasing or discharging Wilford or Geske from their respective obligations hereunder. This Seller Guaranty shall not be released, extinguished, modified or any way affected by the failure on the part of the Buyer or its successors and assigns to enforce all of the rights or remedies available to them. Each of Wilford and Geske consents and agrees that the insolvency or bankruptcy of the Seller shall not relieve either of Wilford or Geske of their obligations assumed hereunder. This Seller Guaranty shall inure to the benefit of the Buyer and its successors and assigns. This Seller Guaranty shall be binding upon Wilford and Geske and their respective heirs, successors and assigns. Neither Wilford nor Geske shall make an assignment of their respective obligations hereunder without the prior written consent of Buyer or its successors and assigns.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

WILFORD & GESKE, PROFESSIONAL ASSOCIATION

By:	/s/ Lawrence A. Wilford

Name:	Lawrence A. Wilford
Its:	President

/s/ Lawrence A. Wilford

LAWRENCE A. WILFORD, individually

/s/ James A. Geske

JAMES A. GESKE, individually

AMERICAN PROCESSING COMPANY, LLC

By:	/s/ Scott J. Pollei

Name:	Scott J. Pollei
Its:	Vice President

SCHEDULES
Schedule 1.1(a) – Permitted Liens
Schedule 1.1(a)(i) – Personal Property
Schedule 1.1(a)(ii) – Intangible Assets
Schedule 1.1(a)(iii) – Assumed Contracts
Schedule 1.2(a)- Accrued Vacation
Schedule 2.2(d) – 2008 Budget
Schedule 2.3 – Purchase Price Allocation
Schedule 3.1 – Jurisdictions
Schedule 3.4 – Conflicts
Schedule 3.5 – Consents
Schedule 3.6 – Financial Statements
Schedule 3.7 – Liabilities
Schedule 3.8(a)(i)- Personal Property
Schedule 3.8(a)(ii) - Purchased Assets
Schedule 3.9(a) – Compliance with Laws
Schedule 3.10 – Real Property
Schedule 3.11(a) – Contracts
Schedule 3.11(b) – Enforceability of Contracts
Schedule 3.11(d) – Required Contract Consents
Schedule 3.12(a) – Assumed Proprietary Rights Exceptions
Schedule 3.12(b) – Independent Contractor Contracts
Schedule 3.12(c) – Seller Owned Proprietary Rights
Schedule 3.12(d)(i) – Seller Licenses
Schedule 3.12(d)(ii) – Third Party Licenses
Schedule 3.12(f) – Third-Party Marks
Schedule 3.12(g) - Warranties
Schedule 3.12(h)- Computer System
Schedule 3.13(a) – Employee Benefit Plans
Schedule 3.14 – Labor and Employment Matters
Schedule 3.15 – Workers Compensation
Schedule 3.16 – Employees
Schedule 3.18 – Affiliate Transactions
Schedule 3.19 – Insurance Policies
Schedule 3.21(a) – Litigation proceedings
Schedule 3.21(b) – Orders
Schedule 3.21(c) – Compliance with Orders
Schedule 3.22 – Environmental and Safety Requirements
Schedule 3.23 – Conduct of the Business
Schedule 3.25 – Government Contracts
Schedule 3.26 – Corporate Names/Business Locations
Schedule 3.27 – Major Clients
Schedule 4.3 – Buyer Conflicts
Schedule 4.4 - Capitalization
Schedule 7.8(a) – Excluded Employees

EXHIBITS
Exhibit 1.3 – Bill of Sale
Exhibit 2.4 - Allocation Methodology
Exhibit 6.2(b) – Opinion of Counsel to the Seller
Exhibit 6.2(c) – Opinion of Minnesota Ethics Counsel
Exhibit 6.2(i)(i) – Wilford Employment Agreement
Exhibit 6.2(i)(ii) – Geske Employment Agreement
Exhibit 6.2(j) – Services Agreement
Exhibit 6.2(k) – Sublease Agreement

Exhibit 1.3
Bill of Sale

Exhibit 2.4
Allocation Methodology

Exhibit 6.2(b)
Opinion of Counsel to the Seller

Exhibit 6.2(j)(i)
Wilford Employment Agreement

Exhibit 6.2(j)(ii)
Geske Employment Agreement

Exhibit 6.2(k)
Services Agreement

Exhibit 6.2(l)
Sublease Agreement